As filed with the Securities and Exchange Commission on July 17, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Composite Technology Corporation
(Exact name of registrant as specified in charter)

Nevada	59-2025386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Benton H Wilcoxon
Chairman of the Board
2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Ryan S. Hong, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	29,201,954	$1.48(2)	$43,218,891.92	$1,326.82

Common Stock, $0.001 par value, issuable upon exercise of warrants	23,130,567	$1.48 (3)	$34,233,239.16	$1,050.96

Total	52,332,521	N/A	$77,452,131.08	$2,377.78

(1)
Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

(Subject To Completion, Dated July ___, 2007)

PROSPECTUS

COMPOSITE TECHNOLOGY CORPORATION

52,332,521 SHARES OF COMMON STOCK

This prospectus covers the resale by selling shareholders of up to 52,332,521 shares of our common stock, $0.001 par value. The securities will be offered for sale by the selling shareholders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is quoted on the OTC Bulletin Board under the symbol “CPTC.” On July 11, 2007, the closing sale price of our common stock on the OTC Bulletin Board was $1.48 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD LOSING YOUR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF THESE AND OTHER RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July ___, 2007.

About This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. Consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our common stock.

SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference into this prospectus, including our financial statements and the related notes included in those documents before making an investment decision. Some of the statements contained in this prospectus and the documents incorporated herein by reference are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly from these predictions based upon factors, including, but not limited to, those set forth below in the section entitled “Risk Factors”. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

In this prospectus, we refer to Composite Technology Corporation and its subsidiaries as “we,” “our,” or “CTC,” or “the Company.” We refer to our subsidiaries collectively as “Subsidiaries.”

Our Company

We are a leading innovator in renewable and energy efficient electrical energy products. CTC’s products share the common goal of providing improved performance in electrical transmission systems and wind energy generators to the utility customer. CTC products benefit from proprietary and patented technology and processes that result in next generation products that we believe have substantial economic benefits over similar traditional products. These products include our Aluminum Conductor Composite Core or, ACCC, conductors and our DeWind 8.2 wind energy generators.

Operating Divisions

We operate through two divisions accounted for as separate segments, CTC Cable and DeWind. CTC Cable operates under the name CTC Cable Corporation. This division sells ACCC conductors, an advanced composite core overhead electrical transmission conductor, as well as manufactures and sells the composite core component of the ACCC conductor and various accessories.

We were incorporated in Florida on February 26, 1980 and reincorporated in Nevada on June 27, 2001. We maintain our principal offices at 2026 McGaw Avenue, Irvine, California 92614. Our telephone number at that address is (949) 428-8500. Our Website address is www.compositetechcorp.com. The information contained on our Website is not a part of this prospectus. Further, our reference to this website is intended to be inactive textual reference only.

Shares Registered in this Prospectus

February 2007 Private Placement of Convertible Notes and Warrants

Between February 12, 2007 and February 27, 2007 we closed a financing transaction in which we sold 8.0% convertible debentures to select institutional accredited investors in order to raise a total of $22,825,000. The convertible debentures mature on January 31, 2010. Interest on the notes started accruing on February 12, 2007 and are payables in arrears, in cash, on the last day of each calendar quarter during the time period from February 12, 2007 until the debentures mature. The shares of common stock underlying the notes were previously registered on a Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2007 and deemed effective by the SEC as of April 17, 2007.

The investors also received warrants to purchase an aggregate of 10,973,585 shares of common stock (“shares”) for a term of 36 months at an exercise price of $1.13 per share. This Registration Statement will register the shares of common stock underlying such warrants.

Investors converted at least $300,000 of the debentures into common stock at $1.04 per share. The investors may convert the remaining debentures into our common stock for $1.03 per share prior to January 31, 2010. The debentures are convertible at $1.03 per share or may be converted into 21,868,932 shares. The investors, however, may not voluntarily convert the notes if after giving effect to such conversion, an investor would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding, unless they provide 60 days prior written notice to us that they wish to increase such percentage, and in any case, may not convert a note if after giving effect to such conversion, an investor would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding.

CapStone Investments acted as our primary placement agent and financial advisor in connection with the placement of the debentures and warrants. In consideration for CapStone’s services, it received a fee comprising a cash payment in an amount of six percent of the face value of the Debentures, together with a warrant to purchase up to 1,211,947 shares of common stock of the Company with an exercise price per share of $1.13 exercisable during a three year term. Two other agents received 104,882 warrants with identical warrant terms as the CapStone warrants.

Shares underlying the convertible notes were registered through a registration statement on Form S-3 we filed on March 26, 2007.

Shares included in this prospectus due to the February, 2007 private placement include:

•	10,973,585 shares issuable upon exercise of Warrants we issued to certain of the selling shareholders between February 12, 2007 and February 21, 2007 in a private placement transaction.

•
1,316,829 shares issuable upon exercise of Warrants we issued as a fee for services as our placement agent and financial advisor between February 12, 2007 and February 21, 2007 in connection with a private placement transaction.

June 2007 Private Placement of Common Stock and Warrants

Between June 11, 2007 and June 18, 2007 we closed two separate financing transactions in which we sold common stock and warrants to institutional accredited investors in order to raise a total of $24,950,920 at $0.99 per share for an aggregate of 25,201,954 shares.

The investors also received warrants to purchase an aggregate of 6,301,219 shares of common stock (“shares”) for a term of 36 months at an exercise price of $1.40 per share. This Registration Statement will register the shares of common stock underlying such warrants.

The investors may not voluntarily exercise the warrants if after giving effect to such exercise, an investor would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding, unless they provide 60 days prior written notice to us that they wish to increase such percentage, and in any case, may not exercise such shares if after giving effect to such exercise, an investor would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding.

CapStone Investments acted as our placement agent and financial advisor in connection with the placement of the common stock and warrants. In consideration for CapStone’s services, it received a fee comprising a cash payment in an amount of six percent (6%) of the gross proceeds of the financings, together with a warrant to purchase up to 1,512,120 shares of common stock of the Company with an exercise price per share of $1.40 exercisable during a three year term.

Shares included in this registration statement due to the June 2007 private placements include:

•	25,201,954 shares of our common stock;

•	6,301,219 shares issuable upon exercise of Warrants we issued to investors between June 11, 2007 and June 18, 2007 in connection with the private placement transactions; and

•
1,512,120 shares issuable upon exercise of Warrants we issued as a fee for services as our placement agent and financial advisor between June 11, 2007 and June 18, 2007 in connection with a private placement transactions.

Other Shares

In addition to the shares included in this prospectus based on the February and June, 2007 private placements, this prospectus covers:

•
1,226,814 shares issuable upon exercise of Warrants or conversion of convertible debt we issued to selling shareholders in connection with additional warrants granted or price redirection of convertible debt  in connection with price-based, anti-dilution rights.

•	4,000,000 shares issued to two shareholders in connection with the EU Energy acquisition.

•	1,800,000 shares issuable upon exercise of Warrants we issued to a selling shareholder in connection with the factored receivable from November, 2006.

The Offering

Common Stock offered by the selling shareholders	52,332,521 shares
Shares of our Common Stock outstanding as of July 8, 2007	205,317,077 shares
Selling Shareholders	See “Selling Shareholders” for more information on the selling shareholders in this transaction
Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering
Trading symbol	CPTC

RISK FACTORS

An investment in the common stock offered under this prospectus involves a high degree of risk. In addition to the other information in this prospectus and the documents incorporated by reference in this prospectus, the following risk factors should be considered carefully in evaluating CTC and our business. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of CTC. Do not place undue reliance on the forward-looking statements in this document, which are only predictions and speak only as of the date on the cover of this prospectus. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set forth below and in our other SEC filings which are incorporated in this prospectus by reference. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments, except as required by law.

WE EXPECT FUTURE LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

Prior to acquiring Transmission Technology Corporation, or TTC, in November 2001, we were a shell corporation having no operating history, revenues from operations, or assets since December 31, 1989. We have recorded approximately $8.3 million in ACCC product sales since inception and we have $23.6 million in wind turbine and related services revenues as a result of and since the acquisition on July 3, 2006. Historically, we have incurred substantial losses and we may experience significant quarterly and annual losses for the foreseeable future. We may never become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect the need to significantly increase our general administrative and product prototype and equipment prototype production expenses, as necessary. As a result, we will need to generate significant revenues and earnings to achieve and maintain profitability.

OUR INDEPENDENT AUDITORS HAVE ISSUED A QUALIFIED REPORT AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 2006 WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND WE MAY NEVER ACHIEVE PROFITABILITY.

Since inception, our accountants have issued a report relating to our audited financial statements which contains a qualification with respect to our ability to continue as a going concern because, among other things, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future or to obtain the necessary financing to meet our obligations and repay our liabilities from normal business operations when they come due. There is no guarantee that the products will be accepted or provide a marketable advantage, and therefore, no guarantee that the commercialization will ever be profitable. For the six months ended March 31, 2007, we had a net loss of $18,022,527 and negative cash flows from operations of $13,463,141. For the year ended September 30, 2006, we had a net loss of $28,523,192 and negative cash flows from operations of $6,263,703. For the fiscal year ended September 30, 2005, we had a net loss of $40,163,407 and negative cash flows from operations of $12,449,211. For the fiscal year ended September 30, 2004, we had a net loss of $14,687,875 and negative cash flows from operations of $8,725,376. As of March 31, 2007, our accumulated deficit was $113,148,486.

BECAUSE WE ARE IN AN EARLY STAGE OF COMMERCIALIZATION, OUR LIMITED HISTORY OF CABLE OPERATIONS AND OUR EARLY STAGE OF COMMERCIALIZATION FOR OUR NEW WIND PRODUCTS MAKES EVALUATION OF OUR BUSINESS AND FUTURE GROWTH PROSPECTS DIFFICULT.

Since our reorganization in 2001, we have had a limited operating history and are at an early stage of commercialization of a new technology product to a market unused to using new technologies. We made our ACCC available and entered into our first commercial agreement in 2003. We recently acquired our wind energy division in July 2006.

Our electric cable technology is a relatively new advance for the electrical utility industry technology and has not yet achieved widespread adoption. Our wind turbine technology for our next generation of wind turbines is commercially unproven and has not achieved commercial adoption. We do not have enough experience in selling our products at a level consistent with broad market acceptance and do not know whether we can do so and generate a profit. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

IF OUR CONDUCTOR AND TURBINE PRODUCTS ARE NOT ACCEPTED BY OUR POTENTIAL CUSTOMERS, IT IS UNLIKELY THAT WE WILL EVER BECOME PROFITABLE.

The electrical utility industry has historically used a variety of technologies which have been proven over time to be reliable. Compared to these conventional technologies, our technology is relatively new and unproven, and the number of companies using our technology is limited. The commercial success of our conductor product will depend upon the widespread adoption of our technology as a preferred method by major utility companies to transmit electricity and the commercial success of our turbine products will depend on our ability to convince wind farm operators that our new turbine design will result in a reliable wind turbine. In order to be successful, our products must meet the technical and cost requirements for electric generation and transmission within the electric utility industry. Market acceptance will depend on many factors, including:

(i) the willingness and ability of customers to adopt new technologies;

(ii) our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to conventional methods used by the electric utility industry;

(iii) our ability to convince wind farm operators and designers of wind farms to use our wind energy turbines that incorporate our WinDrive® power train solution;

(iv) our ability to change our customers' evaluation of the economics of powerline construction, changing their focus on limiting initial capital costs to evaluating the cost and benefit of the full life of a line liberating capital funding to acquire our products that can overall reduce costs in power transmission; and

(v) our ability to sell sufficient quantities of our products.

Because of these and other factors, our product may not gain market acceptance or become the industry standard for the electrical utility industry. The failure of utility companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

OUR NEW DEWIND D8.2 MODEL HAS NOT BEEN SUCCESSFULLY DEMONSTRATED IN REAL WORLD WIND GENERATION APPLICATIONS. THE WINDRIVE TM DRIVETRAIN IS UNPROVEN IN WIND GENERATION APPLICATIONS AND HAS NOT BEEN CERTIFIED FOR COMMERCIAL APPLICATIONS.

The DeWind D8.2 model incorporates the Voith WinDrive® component as a key modification to our existing turbine technology. However, we have not successfully completed the tests required to obtain certification to utilize this technology in wind generation applications in either Europe or the United States. Certification involves erecting the turbine on a test location site and conducting and evaluating the results of tests under real world conditions. If the certification is not obtained, is delayed due to product performance issues or regulatory concerns, we may be required to perform additional re-engineering or redesign work resulting in additional product delays. Such delays may require additional investment in product development. If we are not certified in a timely manner, our current and potential customers may cancel their orders and require the refund of any advance payments they may have made. Finally, any business decisions made based on the assumption of cash flows from these turbines will have to be re-evaluated, our forecasted revenues forecast may not be attained, additional costs may be incurred, and our business may be significantly impacted.

ALTHOUGH OUR DEWIND SUBSIDIARY HAS SUCCESSFULLY PRODUCED WIND TURBINES IN THE PAST, DEWIND HAS NOT PRODUCED A TURBINE COMMERCIALLY FOR OVER A YEAR AND HAS LIMITED OPERATIONAL PRODUCTION CAPABILITY.

As a result of strategic management decisions and direct marketing efforts related to our new D8.2 turbines, DeWind has not produced wind turbines at commercially viable levels since 2005 and the first commercial shipments of wind turbines is not expected until late calendar year 2007. This lack of production experience and know-how may result in additional costs or delays when commercial production is resumed. We are currently evaluating our commercial production options including the use of contract facilities at various locations around the world. We have limited experience contracting out for such facilities which may involve additional expenditures or product issues including inadequate product quality or product shipment delays. We may also not adequately transition the required production knowledge resulting in additional costs or delays until such time as the contractor solutions are sufficiently efficient, or if quality is not sufficiently high for our turbine products.

OUR DEWIND PRODUCTS UTILIZE TECHNOLOGY AND INTELLECTUAL PROPERTY OWNED BY OTHER ENTITIES AND WE MAY BE REQUIRED TO LICENSE THIS TECHNOLOGY OR BE PREVENTED FROM SELLING OUR PRODUCTS BY OTHERS.

For our existing turbines, we are subject to the licensing requirements of General Electric Corporation, and potentially others, for the conversion of rotational power into usable electricity and for connection of the turbine to the power grid. In addition, General Electric has prohibited the sale of certain of our turbines that utilize their technology into territories such as the United States and Canada and requires us to pay a royalty on turbines using their technology in other territories. In the future, we may be subject to additional restrictions on or license fees payable for our turbines which may negatively impact our business. Further, other wind energy manufacturers, including without limitation, General Electric, may file intellectual property infringement claims on our new turbines, file injunctions against their sale or delivery, or attempt to impose additional licensing requirements which, even if adjudicated in our favor, may result in the delay of payments or deliveries which could significantly impact our business.

OUR WIND TURBINES HAVE VERY LONG SALES AND PRODUCTION CYCLES AND OUR TURBINES ARE TYPICALLY FINANCED BY BANKS AND OTHER LENDING INSTITUTIONS. OUR BUSINESS COULD BE ADVERSELY AFFECTED FOR GLOBAL CHANGES TO THE WORLD WIND ENERGY, REGULATORY, OR WORLD FINANCIAL MARKETS.

Our wind turbines require the sourcing of turbine parts as much as eight months in advance of production and the cycle from turbine sale to commissioning in the field is typically a twelve to eighteen month cycle. Our turbines are sold under long term contracts that typically require financing from banks and other lending institutions. These institutions often have a worldwide presence and may be subject to international risks which may limit their ability to issue additional financing. The geographical market for our turbines is limited to those locations where sufficient, reliable wind speeds exist to make a wind turbine farm an economically viable endeavor. Such locations may cross political boundaries including national, state/province, or local government involving a variety of regulations and regulatory oversight. While we are currently focusing our near term efforts in geographies with stable governments, future growth will depend on sales into less stable governments where it may be difficult to obtain the necessary financing or regulatory approvals. Our future business may be negatively impacted by the geo-political uncertainties inherent in current sales prospects such as Eastern Europe, South America, and Asia.

WE HAVE EXPOSURE TO FOREIGN CURRENCY RISK AND WE ARE NOT ADEQUATELY HEDGED AGAINST SUCH FOREIGN CURRENCY EXPOSURE.

With the acquisition of DeWind, we now have operations in Germany and sales opportunities around the world denominated in the Euro and other currencies. In addition, for turbines sold into the US, we expect that for the foreseeable future, we will purchase a substantial quantity of parts from European suppliers in Euro denominations for delivery into the US and elsewhere. Our current sales contracts have the revenue payments denominated in the local currencies and at contracted amounts. Since we currently do not have a foreign exchange hedging strategy in place, if the local currency value depreciates against the Euro we may incur substantial foreign currency losses or incur additional expenses.

OUR INABILITY TO RAISE ADDITIONAL WORKING CAPITAL AT ALL OR TO RAISE IT IN A TIMELY MANNER COULD NEGATIVELY IMPACT OUR ABILITY TO FUND OUR OPERATIONS, TO GENERATE REVENUES, AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN, LEADING TO THE REDUCTION OR SUSPENSION OF OUR OPERATIONS AND ULTIMATELY LIQUIDATION OF OUR BUSINESS.

While we have raised significant capital in the past through our debt offerings and private equity placements, we anticipate that the sales of our ACCC conductor and DeWind turbines will not be sufficient enough to sustain our operations, and further anticipate that we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. For these reasons, we believe that we will need to raise additional capital until such time, if any, as we become cash-flow positive. It is highly likely that we will continue to seek to raise money through public or private sales of our securities, debt financing or short-term loans, corporate collaborations or a combination of the foregoing. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our business operations are not favorable, if any products developed are not well-received or if our stock price or trading volume is low. Moreover, additional funding may not be available on favorable terms to us, or at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing shareholders. If we raise money through debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, we may not be able to complete the commercialization of any products that we may have developed. As a result, we may be required to discontinue our operations without obtaining any value for our products under development, which could eliminate shareholder equity, or we could be forced to relinquish rights to some or all of our products in return for an amount substantially less than we expended to develop such products.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

The transition from a small company focused on research and development of our products to a company with the additional focus on commercial production, marketing, and sales has placed and will continue to place a significant strain on our managerial, operational, and financial resources. The failure to manage our sales and growth effectively could have a material adverse effect on our business, results of operations and financial condition. Significant additional growth will be necessary for us to achieve our plan of operation.

WE MUST PROTECT OUR PROPRIETARY RIGHTS TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGY OR VERY SIMILAR TECHNOLOGY; PROPRIETARY RIGHTS LITIGATION COULD BE TIME-CONSUMING AND EXPENSIVE.

Failure to adequately protect our proprietary rights could enable third parties to use our technology, or very similar technology, and could reduce our ability to compete in the market, and any proprietary rights litigation could be time consuming and expensive to prosecute and defend. Due to the importance of proprietary technology in the electrical utility and wind energy industries, establishment of patents and other proprietary rights is important to our success and our competitive position. Performance in the electrical utility and wind energy industries can depend, among other factors, on patent protection. Accordingly, we have filed patent applications in the U.S. and internationally for all aspects of our composite materials, conductor and wind energy turbine products and processes, including aspects of our product other than the conductor core, and intend to devote substantial resources to the establishment and protection of patents and other proprietary rights. Despite our efforts to establish and protect our patents or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of establishing and protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights. As a result, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements.

WE OCCASIONALLY MAY BECOME SUBJECT TO LEGAL DISPUTES THAT COULD HARM OUR BUSINESS.

We have from time to time become engaged in, legal disputes such as claims by consultants or other third parties. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. We believe these claims are without merit and intend to vigorously defend against them. However, even if we prevail in disputes such as this, the defense of these disputes will be expensive and time-consuming and may distract our management from operating our business.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES AND FAILURE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD SUBSTANTIALLY HARM OUR BUSINESS.

We rely to a substantial extent on the management, marketing and product development skills of our key employees, particularly Benton H Wilcoxon, our Chief Executive Officer, and Marv Sepe, our Chief Operating Officer. If Messrs. Wilcoxon, or Sepe were unable to provide services to us for whatever reason, our business would be adversely affected. Neither Mr. Wilcoxon nor Mr. Sepe has entered into an employment agreement with the Company. In addition, our ability to develop and market our products and to achieve profitability will depend on our ability to attract and retain highly talented personnel. We face intense competition for personnel from other companies in the electrical utility industry. The loss of the services of our key personnel or the inability to attract and retain the additional, highly-talented employees required for the development and commercialization of our products, may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

A FAILURE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH STRATEGIC PARTNERS MAY HARM OUR BUSINESS.

Our success is dependent upon establishing and maintaining relationships with strategic partners, such as our relationships with General Cable, Lamifil, and Midal as our conductor wrapping partners and with Voith as our WinDrive® torque converter supplier. We face numerous risks in successfully obtaining suitable partners on terms consistent with our business model, including, among others:

(i) we must typically undergo a lengthy and expensive process of building a relationship with a potential partner before there is any assurance of an agreement with such party;

(ii) we must persuade conductor manufacturers with significant resources to rely on us for critical technology on an ongoing and continuous basis rather than trying to develop similar technology internally;

(iii) we must persuade potential partners to bear retooling costs associated with producing our products; and

(iv) we must successfully transfer technical know-how to our partners.

Moreover, the success of our business model also depends on the acceptance of our products by the utility companies who have historically been conservative in their adoption of new products and technologies into their infrastructure. Further, our partners will be selling our products that may compete with their existing or future conductor products. Our partners are not required to sell our products and they are not prohibited from discounting the prices of their products below our prices.

Our business could be seriously harmed if: (i) we cannot obtain suitable partners; (ii) our partners fail to achieve significant sales of ACCC conductor or products incorporating our technology; or (iii) we otherwise fail to implement our business strategy successfully.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

Our principal ACCC conductor raw materials are glass and carbon fibers, plus various polymer resins and aluminum. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feed stocks, market demand, and freight costs. The prices for these raw materials have varied significantly and may vary significantly in the future. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material and energy costs to our customers.

INTERRUPTIONS OF SUPPLIES FROM OUR KEY SUPPLIERS MAY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL PERFORMANCE.

Interruptions or shortages of supplies from our key suppliers of raw materials or turbine parts suppliers could disrupt production or impact our ability to increase production and sales. We use a limited number of sources for most of the other raw materials and turbine parts. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs, extend the advance purchase time prior to delivery, or both.

WE ARE CONTROLLED BY A SMALL NUMBER OF SHAREHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER SHAREHOLDERS.

As of June 17, 2007, Benton H Wilcoxon, our Chairman of the Board, Chief Executive Officer and Michael Porter, former majority shareholder of EU Energy in the aggregate beneficially own or control approximately 21% of the outstanding common stock. As a result, these persons have significant influence in determining the outcome of any corporate matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They could potentially have the power to prevent a change in control. The interests of these shareholders may differ from the interests of the other shareholders, and may limit the ability of other shareholders to affect our management and affairs.

WE HAVE AND WILL LIKELY CONTINUE TO EXPERIENCE CUSTOMER CONCENTRATION, WHICH MAY EXPOSE US TO ALL OF THE RISKS FACED BY OUR POTENTIAL MATERIAL CUSTOMERS.

For our cable business segment, for the quarter ended March 31, 2007 one customer in China represented approximately 48% of our recorded revenues and this customer is expected to represent in excess of 50% of our cable revenue for the next two fiscal quarters. For our turbine business segment, we announced in March, 2007 that we had signed a contract with one customer representing an approximate $40 million order for delivery in fiscal 2008. In June, 2007 we announced the due to non-payment of the required progress payments that this contract was declared in default by the Company.

Until and unless we secure multiple customer relationships, it is likely that we will experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

WE ARE CURRENTLY INVOLVED IN SECURITIES RELATED LITIGATION THAT MAY RESULT IN THE ISSUANCE OF COMMON SHARES OR COMMON SHARE DERIVATIVE INSTRUMENTS.

On May 11, 2007 Enable Growth Partners, Enable Opportunity Partners, and Pierce Diversified Strategy Master Fund (collectively “Enable”) filed a Complaint in the Supreme Court of the State of New York, County of New York, Index No. 601598/2007 (the “Claim”). Enable had previously invested $1,000,000 in the October, 2005 DIP financing and $1,000,000 in the March, 2006 Bridge Notes Financing. The Claim states that the Company failed to properly calculate the fair value of certain consideration that was given in September, 2006 as an inducement to convert the March, 2006 Bridge Notes of certain other investors. The Company represents that the market value on the date of the issuance of $1.06 was equal to the fair value of the consideration. Enable alleges that the fair value of the consideration was approximately $0.02 per share and thereby triggers additional anti-dilution protection for the warrants still held by the former convertible debt holders. If the Claim figure were to be upheld, a consideration of $0.02 per share would result in the required issuance of approximately 40,000,000 additional common shares and common share equivalents, representing approximately 20% of the current issued and outstanding share amount. The Company believes the Claim has no merit and has not recorded a liability. The Company has retained legal counsel and intends to vigorously defend its position. If the Company were to lose the Claim, this would result in substantial dilution of your equity interests.

OUR BUSINESS MAY BE SUBJECT TO INTERNATIONAL RISKS.

We are pursuing international business opportunities, including in Europe, India, China, Mexico, Brazil, , the Middle East, certain far eastern countries and Africa. As to international business in the Middle East, our current target markets include Saudi Arabia, Qatar, United Arab Emirates, Oman, Bahrain, Libya, and Jordan. In Africa we are actively pursuing South Africa and Kenya as well as engaging in discussions with engineering companies that bid on trans-African projects. There are no special additional risks related to these countries that are not disclosed in the list of risks affecting most international business. To date, we have not engaged in any transactions on these countries. Our wind division has historically operated only in Western Europe, primarily Germany and Austria. Our Cable business model has been implemented only in the United States and Canada where we produce the ACCC core for delivery to General Cable under a manufacturing agreement and for ACCC conductor orders in China. Expansion internationally will depend on our adaptation of this model to international markets and may be costly and time consuming. Risks inherent in international operations in general include:

(i) unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

(ii) challenges in staffing and managing foreign operations;

(iii) differences in technology standards, employment laws and business practices;

(iv) longer payment cycles and problems in collecting accounts receivable;

(v) political instability;

(vi) changes in currency exchange rates;

(vii) currency exchange controls; and

(viii) potentially adverse tax consequences.

In particular, certain of our target markets in the Middle East include Iraq and Afghanistan in which there is considerable violent instability that may affect our ability to operate in those markets.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS COULD INCREASE OUR OPERATING COSTS, WHICH WOULD ADVERSELY AFFECT THE COMMERCIALIZATION OF OUR TECHNOLOGY.

Our intended operations are subject to various federal, state, and local laws and regulations relating to the protection of the environment. These environmental laws and regulations, which have become increasingly stringent, are implemented principally by the Environmental Protection Agency and comparable state agencies, and govern the management of hazardous wastes, the discharge of pollutants into the air and into surface and underground waters, and the manufacture and disposal of certain substances. There are no material environmental claims currently pending or, to our knowledge, threatened against us. In addition, we believe our planned operations will be implemented in compliance with the current laws and regulations. We estimate that any expenses incurred in maintaining compliance with current laws and regulations will not have a material effect on our earnings or capital expenditures. However, there can be no assurance that current regulatory requirements will not change, that currently unforeseen environmental incidents will not occur, or that past non-compliance with environmental laws will not be discovered.

CHANGES IN INDUSTRY STANDARDS AND REGULATORY REQUIREMENTS MAY ADVERSELY AFFECT OUR BUSINESS.

As a manufacturer and distributor of wire and conductor products we are subject to a number of industry standard-setting authorities, such as the Institute of Electrical and Electronic Engineers, the Europe based International Council on Large Electric Systems, the American Society of Testing and Materials and the Canadian Standards Association. In addition, many of our products may become subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event we are unable to meet any such standards when adopted our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. While certain legislative bills and regulatory rulings are pending in the energy and telecommunications sectors which could improve our markets, any delay or failure to pass such legislation and regulatory rulings could adversely affect our opportunities and anticipated prospects may not arise. It is not possible at this time to predict the impact that any such legislation or regulation or failure to enact any such legislation or regulation, or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.

Our turbines are subject to regulatory approval and certification as described above. Our turbine customers also rely upon tax credits as incentives to build wind turbine farms. These tax credits may lapse or expire prior to the installation of turbines or delays in shipments of turbines as the result of production issues may result in the loss of such credits to the developer In the United States and elsewhere around the world, there are alternative energy tax credits and tax advantages that have been enacted that are designed to promote the building of renewable and alternative energy including wind turbine farms. These tax credits may be significant enough to swing the difference as to whether a wind farm is economically feasible or not. Currently in the US, such tax credits are set to expire at the end of 2007. While we believe that the credits will be extended in substantially the same form as today, changes to the tax law structure may result in the reduction or elimination of these tax credits.

WE EXPERIENCE COMPETITION FROM OTHER COMPANIES, WHICH COULD RENDER OUR PRODUCTS OBSOLETE OR SUBSTANTIALLY LIMIT THE VOLUME OF PRODUCTS THAT WE SELL. THIS WOULD LIMIT OUR ABILITY TO COMPETE AND ACHIEVE PROFITABILITY.

The market in which we compete is intensely competitive. Our conductor competitors include makers of traditional bare overhead wire and other companies with developmental-stage products that may be marketing or developing products that compete with our products or would compete with them if developed. Our wind competitors include several established and much better capitalized companies such as General Electric and Vestas who could exert downward pricing pressure which could be catastrophic for our wind energy turbine business plan. Our competitors will  be able to better access capital. They may also achieve unique technological advances that render our products obsolete. We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Such competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than us which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations or financial condition. In addition, as we introduce new products, we will compete directly with a greater number of companies. There is no assurance that we will compete successfully against current or future competitors nor can there be any assurance that competitive pressures faced by us will not result in increased marketing costs, loss of market share or otherwise will not materially adversely affect our business, results of operations and financial condition.

OUR TITLE 11 PROCEEDINGS MAY RESULT IN A NEGATIVE PUBLIC PERCEPTION OF US THAT MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH CUSTOMERS, AS WELL AS OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Although our plan of reorganization was confirmed by the Bankruptcy Court and we have exited bankruptcy, our Title 11 filing may hinder our ongoing business activities and our ability to operate, fund and execute our business plan by:

(i) impairing relations with existing and potential customers;

(ii) negatively impacting our ability to attract, retain and compensate key executives and associates and to retain employees generally;

(iii) limiting our ability to obtain additional funding; and

(iv) impairing present and future relationships with strategic partners.

WE MAY NOT SUCCESSFULLY INTEGRATE THE ACQUISITION OF EU ENERGY.

We are in the process of integrating EU Energy's products and services offerings. If we cannot integrate the products effectively or if management spends too much time on integration issues, it could harm our business, financial condition and results of operations. The difficulties, costs and delays involved in integrating the companies, which could be substantial, include the following:

- distraction of management and other key personnel from the business of the combined company;
- integrating technology, product lines, services and development plans;
- inability to demonstrate to customers and suppliers that the business combination will not result in adverse changes in product standards or business focus;
- inability to retain and integrate key personnel;
- disruptions in the combined sales forces that may result in a loss of current customers or the inability to close sales with potential customers;
- expending time, money and attention on integration that would otherwise be spent on developing either company's own products and services;
- additional financial resources that may be needed to fund the combined operations; and
- impairment of relationships with employees and customers as a result of changes in management.

We have no experience in integrating operations on the scale represented by the acquisition, and we are not certain that Composite Technology Corporation and EU Energy can be successfully integrated in a timely or efficient manner or that any of the anticipated benefits of the acquisition will be realized. Failure to do so could have a material adverse effect on the business, financial condition and operating results of the combined company.

THE ACQUISITION OF EU ENERGY MAY RESULT IN ADDITIONAL SARBANES-OXLEY ISSUES AND MATERIAL WEAKNESSES IN THE CONTROL STRUCTURE OF COMPOSITE TECHNOLOGY CORPORATION.

EU Energy is a UK company that was not previously subject to the requirements of the Sarbanes-Oxley Act of 2002. The operations of EU Energy are expected to be material to the results of the post-acquisition combined entity and management may not have sufficient time to document, assess, test, and remedy the control structure of EU; to identify any material control weaknesses; and to disclose any such weaknesses in time to comply with the reporting requirements of Sarbanes-Oxley.

We are currently assessing the control structure of EU Energy/DeWind, and we expect to conclude on its control structure at the end of our fiscal year ending September 30, 2007.

Risks Related To Our Securities

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

Our common stock is traded in the Over-the-Counter market through the OTC Bulletin Board. There is currently an active trading market for the common stock; however there can be no assurance that an active trading market will be maintained. Trading of securities on the OTC Bulletin Board is generally limited and is effected on a less regular basis than that effected on other exchanges or quotation systems, such as the NASDAQ Stock Market, and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock is limited. Additionally, a shareholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. There can be no assurance that the common stock will ever be included for trading on any stock exchange or through any other quotation system, including, without limitation, the NASDAQ Stock Market.

THE APPLICATION OF THE PENNY STOCK RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the penny stock rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the common stock and may affect a shareholder's ability to resell the common stock. Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

THE PRICE OF OUR COMMON STOCK IS VOLATILE. VOLATILITY MAY INCREASE IN THE FUTURE, WHICH COULD AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE OR MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

The market price of our common stock may be subject to significant fluctuations in response to our operating results, announcements of new products or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the electrical power transmission and distribution industry, or other developments and activities affecting us, our customers, or our competitors, some of which may be unrelated to our performance. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. During the last 12 months, the closing bid prices for our common stock have fluctuated from a high of $1.95 to a low of $0.72. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE. THE LACK OF DIVIDENDS MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

To the extent we have earnings, we plan to use them to fund our operations. We have not paid dividends on the common stock and do not anticipate paying such dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

AS OF JULY 9, 2007, 72,122,210 COMMON SHARES ARE ISSUABLE UPON EXERCISE OF ALL OUTSTANDING OPTIONS, WARRANTS AND CONVERSION OF CONVERTIBLE NOTES FOR LESS THAN THE MARKET PRICE OF $1.54 PER SHARE. CASH PROCEEDS RESULTING FROM THE FULL EXERCISE AND CONVERSION OF THESE SECURITIES WOULD BE APPROXIMATELY $41,389,919. THE EXERCISE OR CONVERSION OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF THE COMPANY IN TERMS OF A PARTICULAR PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF THE COMMON SHARES. THE SALE OF A LARGE AMOUNT OF COMMON SHARES RECEIVED UPON EXERCISE OF THESE OPTIONS OR WARRANTS ON THE PUBLIC MARKET TO FINANCE THE EXERCISE PRICE OR TO PAY ASSOCIATED INCOME TAXES, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR SHARES. FULL CONVERSION OF SUCH SHARES WOULD INCREASE THE OUTSTANDING COMMON SHARES BY 35.1% TO APPROXIMATELY 277,439,000 SHARES.

The exercise price or conversion price of outstanding options, warrants and convertible notes may be less than the current market price for our common shares. In the event of the exercise of these securities, a shareholder could suffer substantial dilution of his, her or its investment in terms of the percentage ownership in us as well as the book value of the common shares held. At the July 9, 2007 market price of $1.54 per share, 72,122,210 shares would be exercisable or convertible for less than the market prices. Full exercise and conversion of these below market shares would result in us receiving cash proceeds of $41,389,919 and would increase the outstanding common shares by 35.1% to approximately 277,439,000 shares.

OUR FUTURE REVENUE IS UNPREDICTABLE AND COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Because we have not had any substantial ACCC product revenues to date, we can have no assurance that our revenues will materialize. Since our revenues may fluctuate and are difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability.

OUR BUSINESS IS SUBJECT TO A VARIETY OF ADDITIONAL RISKS, WHICH COULD MATERIALLY ADVERSELY AFFECT QUARTERLY AND ANNUAL OPERATING RESULTS, INCLUDING:

(i) market acceptance of our composite technologies by utility companies and our technologically improved wind turbine by wind farm operators;

(ii) significant delays in sales that could adversely impact our cash flow relating to turbine purchase delays or additional potential lengthy lead times for the implementation of new lines or the reconductoring of existing lines;

(iii) the loss of a strategic relationship or termination of a relationship with a conductor partner;

(iv) announcements or introductions of new technologies or products by us or our competitors;

(v) delays or problems in the introduction or performance of enhancements or of future generations of our technology;

(vi) failures or problems in our utility conductor product, particularly during the early stages of the introduction of the product;

(vii) delays in the adoption of new industry standards or changes in market perception of the value of new or existing standards;

(viii) competitive pressures resulting in lower revenues;

(ix) personnel changes, particularly those involving engineering and technical personnel;

(x) costs associated with protecting our intellectual property;

(xi) potential failures by customers to make payments under their contracts;

(xii) market-related issues, including lower ACCC conductor demand brought on by excess conductor inventory and lower average selling prices for ACCC conductor as a result of market surpluses and lower market demand for wind turbines;

(xiii) increased costs or shortages of key raw materials including aluminum, carbon fiber and glass fiber and turbine components;

(xiv) regulatory developments; and

(xv) general economic trends and other factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the shares offered under this prospectus will be for the account of the selling shareholders, as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution.” With the exception of any brokerage fees and commission which are the obligation of the selling shareholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $21,614.26, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

SELLING SHAREHOLDERS

Of the shares of common stock being offered by the selling shareholders, up to 10,973,585 shares are issuable upon exercise of the warrants issued in the private placement that closed in February 2007 and 25,201,954 shares of our common stock and 7,813,339 shares issuable upon exercise of certain warrants issued in the private placement that closed in June 2007.

We are also registering:

•	1,316,829 shares issuable upon exercise of warrants issued as a fee for services as our placement agents and financial advisors in the private placement that closed in February 2007.

•	1,226,814 shares issuable upon exercise of Warrants we issued to selling shareholders in connection with additional warrants granted in connection with price-based, anti-dilution rights.

•	4,000,000 shares issued to two shareholders in connection with the EU Energy acquisition.

•	1,800,000 shares issuable upon exercise of warrants issued in connection with the factored receivable arrangement from November, 2006.

We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. The selling shareholders have not had any material relationship with us within the past three years, other than the ownership of the securities registered hereby and unless otherwise indicated by footnote.

Capstone Investments assisted us with the February 2007 and June 2007 private placements. Lane Capital Markets assisted us in the March 3, 2006 private placement, the January 30, 2006 settlement, the October, 2005 Debtor in Possession private placement, and our August, 2004 Debenture offering as our exclusive placement agent and financial advisor.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. We have obtained this information from the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder. In the case of selling shareholders that own warrants, the column assumes exercise of the warrants held by the selling shareholder on that date, without regard to any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

Because the exercise price of the warrants may be adjusted, and because not all warrants may be exercised, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants issued in the February and June 2007 private placement, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect these limitations.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

SELLING SECURITY HOLDER	BENEFICIALLY OWNED SHARES BEFORE OFFERING		SHARES TO BE SOLD IN THE OFFERING	PERCENTAGE OF OUTSTANDING BENEFICIALLY OWNED AFTER OFFERING

Bushido Capital Master Fund, LP	142,839	(1)	46,065	*
Gamma Opportunity Class A	71,422	(2)	23,034	*
Gamma Opportunity Class C	71,422	(3)	23,034	*
Midsummer Investment Ltd.	3,562,180	(4)	184,257	1.65%
SRG Capital	571,353	(5)	184,257	*
Hudson Bay Fund, LP	1,797,519	(6)	24,195	*
Enable Growth Partners	890,600	(7)	85,479	*
Enable Opportunity Partners	165,968	(8)	20,363	*
Pierce Diversified Strategy	136,039	(9)	2,419	*
Capital Ventures International	1,040,694	(10)	328,055	*
Lane Capital Markets LLC	331,386	(11)	3,226	*
Ryan M. Lane	567,985	(12)	109,437	*
Bradley Rotter	1,800,000	(13)	1,800,000	*
Capstone Investments	2,539,525	(14)	2,539,525	*
Kuhns Brothers, Inc.	36,058	(15)	36,058	*
Gregory C. Dryer	36,058	(16)	36,058	*
Douglas Metz	216,000	(17)	200,000	*
Rayna Ltd.	16,436,631	(18)	3,000,000	6.54%
Stephen Bircher	11,577,755	(19)	1,000,000	5.15%
EGI-Fund (05-07) Investors, L.L.C.	4,354,930	(20)	1,470,314	1.40%
Fort Mason Master, LP	3,386,178	(21)	1,150,644	1.09%
Fort Mason Partners, LP	221,015	(22)	74,620	*
Glacier Partners, LP	1,673,077	(23)	171,538	*
Grandview, LLC	7,258,217	(24)	2,450,524	2.34%
Heartland Group, Inc.	3,629,109	(25)	1,225,262	1.17%
Peter J. Abeles & Jonnet Abeles JTWOS	36,293	(26)	12,254	*
Bard Micro-Cap Value Fund, LLC	72,583	(27)	24,506	*
Bell Partnership Retirement Plan UAD 12/30/06	36,293	(28)	12,254	*
Ralph A. L. Bogan, Jr. Trust UAD 12/04/95	36,293	(29)	12,254	*
Bourquin Family Trust UAD 05/07/98	72,583	(30)	24,506	*
Anne R. Brown Trust UAD 03/30/90	36,293	(31)	12,254	*
Carol Clark Coolidge Trust UAD 03/13/97	72,583	(32)	24,506	*
Christine E. Coolidge Trust UAD 02/09/02	36,293	(33)	12,254	*
Suzanne R. Davis	36,293	(34)	12,254	*
Katharine B. Dickson & Mark A. Dickson JTWOS	108,875	(35)	36,759	*
William G. Escamilla Trust UAD 07/29/03	36,293	(36)	12,254	*
J. Scott Etzler	36,293	(37)	12,254	*
Gary R. Fairhead	72,583	(38)	24,506	*
Leonard M. Herman Trust UAD 06/10/93	108,875	(39)	36,759	*
Sidney N. Herman	72,583	(40)	24,506	*
Joshua Herrendorf	36,293	(41)	12,254	*
Timothy B. Johnson Trust UAD 04/04/94	72,583	(42)	24,506	*

T. Michael Johnson & Patricia R. Johnson JTWOS	36,293	(43)	12,254	*
William K. Kellogg 1953 Trust, UAD 01/14/53	72,583	(44)	24,506	*
Anne H. Ross Lyon	36,293	(45)	12,254	*
Susan W. McMillan Trust UAD 10/10/71	36,293	(46)	12,254	*
John Bard Manulis	72,583	(47)	24,506	*
Matthew Moog	36,293	(48)	12,254	*
MSP 1932 Trust UAD 12/06/95	36,293	(49)	12,254	*
Seth L. Pierrepont	36,293	(50)	12,254	*
Marvin J. Pollack Trust UAD 05/22/90	36,293	(51)	12,254	*
Allan R. Schuman	72,583	(52)	24,506	*
M. Edward Sellers & Suzan D. Boyd JTWOS	36,293	(53)	12,254	*
Dale F. Snavely	72,583	(54)	24,506	*
Robert S. Steinbaum	36,293	(55)	12,254	*
Rosemary Steinbaum	36,293	(56)	12,254	*
Janet J. Underwood Trust UAD 06/25/02	72,583	(57)	24,506	*
Ardsley Partners Renewable Energy Fund L.P.	531,250	(58)	531,250	*
Ardsley Renewable Energy Offshore Fund, Ltd.	100,000	(59)	100,000	*
Bodri Capital Fund LP	234,574	(60)	234,574	*
Bodri Capital Offshore Fund Ltd.	458,093	(61)	458,093	*
The Catfish Fund LP	3,095,214	(62)	3,095,214	*
Brecken Capital Management Fund LLC	1,767,303	(63)	805,764	*
Chestnut Ridge Partners, LP	315,658	(64)	315,658	*
Dynamis Energy Fund LP	8,201,172	(65)	3,458,864	2.31%
Dynamis Energy Fund, Ltd.	1,772,036	(66)	745,113	*
EGI-Fund (08-10) Investors, L.L.C.	3,787,880	(67)	3,787,880	*
Gruber & McBaine International	490,508	(68)	333,150	*
J. Patterson McBaine	103,683	(69)	56,073	*
Jon D & Linda W Gruber Trust	374,176	(70)	231,346	*
Lagunitas Partners, LP	1,737,295	(71)	1,132,170	*
Millennium Partners, LP	3,787,880	(72)	3,787,880	*
Otago Partners, LLC	685,218	(73)	396,756	*
RHP Master Fund, Ltd.	315,658	(74)	315,658	*
SF Capital Partners Ltd.	2,525,253	(75)	2,525,253	*
Third Point Offshore Fund Ltd.	9,176,770	(76)	9,176,770	*
Third Point Partners LP	1,145,204	(77)	1,145,204	*
Third Point Partners Qualified LP	1,101,266	(78)	1,101,266	*
Third Point Ultra Ltd.	1,203,034	(79)	1,203,034	*
Whalehaven Capital Fund Limited	631,277	(80)	631,277	*

Total	107,760,092		52,332,521	*

             *Less than 1%.

(1)
Includes up to 71,181 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.21 per share of common stock and expiring on October 14, 2008 of which 22,194 shares will be registered in this offering, and up to 71,658 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.31 per share of common stock and expiring on October 14, 2008 of which 23,271 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Ronald S. Dagar.

(2)
Includes up to 35,592 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.21 per share of common stock and expiring on October 14, 2008 of which 11,398 shares will be registered in this offering, and up to 35,830 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.31 per share of common stock and expiring on October 14, 2008 of which 11,636 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Jonathan P. Knight.

(3)
Includes up to 35,592 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.21 per share of common stock and expiring on October 14, 2008 of which 11,398 shares will be registered in this offering, and up to 35,830 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.31 per share of common stock and expiring on October 14, 2008 of which 11,636 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Jonathan P. Knight.

(4)
Includes up to 1,726,974 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.40 per share of common stock and expiring on August 17, 2008, up to 541,796 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.40 per share of common stock and expiring on November 19, 2008, up to 284,724 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.21 per share of common stock and expiring on October 14, 2008 of which 91,176 shares will be registered in this offering, up to 286,629 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.31 per share of common stock and expiring on October 14, 2008 of which 93,081 shares will be registered in this offering, and up to 722,057 shares of common stock issuable upon conversion of certain convertible debentures. The natural persons with voting and investment powers for this stockholder are Scott D. Kaufman and Michel Amsalem.

(5)
Includes up to 284,724 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.21 per share of common stock and expiring on October 14, 2008 of which 91,176 shares will be registered in this offering, and up to 286,629 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.31 per share of common stock and expiring on October 14, 2008 of which 93,081 shares will be registered in this offering. The natural persons with voting and investment powers for this stockholder are Sander Gerber and Yoav Roth. SRG Capital is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(6)
Includes up to 503,248 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.99 per share of common stock and expiring on March 3, 2009 of which 24,195 shares will be registered in this offering, and up to 857,143 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009. The natural persons with voting and investment powers for this stockholder are Sander Gerber, Yoav Roth, and John Doscas.

(7)
Includes up to 244,915 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.99 per share of common stock and expiring on March 3, 2009 of which 11,775 shares will be registered in this offering, up to 417,143 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009, up to 113,890 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.21 per share of common stock and expiring on October 14, 2008 of which 36,471 shares will be registered in this offering, and up to 114,652 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.31 per share of common stock and expiring on October 14, 2008 of which 37,233 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Mitch Levine. This does not include an aggregate of approximately 40,000,000 shares that Enable Growth Partners, Enable Opportunity Partners and Pierce Diversified Strategy Master Fund have collectively claimed they hold as a result of exercising warrants which became exerciseable for a substantially greater number of shares of Company common stock following an issuance of common stock that such securityholders allege was significantly lower than the exercise price. The Company has vigorously denied such allegation and believes that the claim has no merit.

(8)
Includes up to 40,260 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.99 per share of common stock and expiring on March 3, 2009 of which 1,936 shares will be registered in this offering, up to 68,571 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009, up to 28,473 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.21 per share of common stock and expiring on October 14, 2008 of which 9,118 shares will be registered in this offering, and up to 28,664 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.31 per share of common stock and expiring on October 14, 2008 of which 9,309 shares will be registered in this offering. The natural person with voting and investment powers for this stockholder is Mitch Levine. This does not include an aggregate of approximately 40,000,000 shares that Enable Growth Partners, Enable Opportunity Partners and Pierce Diversified Strategy Master Fund have collectively claimed they hold as a result of exercising warrants which became exerciseable for a substantially greater number of shares of Company common stock following an issuance of common stock that such securityholders allege was significantly lower than the exercise price. The Company has vigorously denied such allegation and believes that the claim has no merit.

(9)
Includes up to 50,325 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.99 per share of common stock and expiring on March 3, 2009 of which 2,419 shares will be registered in this offering, and up to 85,714 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009. The natural person with voting and investment powers for this stockholder is Mitch Levine. This does not include an aggregate of approximately 40,000,000 shares that Enable Growth Partners, Enable Opportunity Partners and Pierce Diversified Strategy Master Fund have collectively claimed they hold as a result of exercising warrants which became exerciseable for a substantially greater number of shares of Company common stock following an issuance of common stock that such securityholders allege was significantly lower than the exercise price. The Company has vigorously denied such allegation and believes that the claim has no merit.

(10)
Includes up to 300,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.99 per share of common stock and expiring on March 3, 2009 all of which will be registered in this offering, up to 583,551 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.99 per share of common stock and expiring on March 3, 2009 of which 28,055 shares will be registered in this offering, and up to 457,143 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009. Heights Capital Management, Inc., the authorized agent of this stockholder, has discretionary authority to vote and dispose of the shares held by this stockholder and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by this stockholder. Mr. Kobinger disclaims any beneficial ownership of these shares. Capital Ventures International is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(11)
Includes up to 114,286 shares of common stock to be issued upon exercise of a warrant at an exercise price of $2.00 per share of common stock and expiring on March 3, 2009, up to 67,100 shares of common stock to be issued upon exercise of a warrant at an exercise price of $0.99 per share of common stock and expiring on March 3, 2009 of which 3,226 shares will be registered in this offering, and up to 150,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.55 per share of common stock and expiring on March 3, 2009. The natural person with voting and investment powers for this stockholder is Ryan Lane. Lane Capital Markets LLC is a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(12)
Includes up to 142,362 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.21 per share of common stock and expiring on October 14, 2008 of which 45,588 shares will be registered in this offering, up to 143,315 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.31 per share of common stock and expiring on October 14, 2008 of which 46,541 shares will be registered in this offering, 265,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.83 per share of common stock and expiring on August 18, 2008, and up to 17,308 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.03 per share of common stock and expiring on February 27, 2010 all of which will be registered in this offering. Mr. Lane is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(13)
Includes up to 1,800,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.06 per share of common stock and expiring on February 28, 2009 that will be registered in this offering.

(14)
Includes up to 303,030 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.40 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 1,027,405 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.03 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, and up to 1,209,090 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural person with voting and investment powers for this stockholder is Steve Capozza. Capstone Investments is a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(15)
Includes up to 36,058 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.03 per share of common stock and expiring on February 27, 2010 that will be registered in this offering. The natural persons with voting and investment powers for this stockholder are John D. Kuhns and Mary E. Fellows. Kuhns Brothers, Inc. is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares. Kuhns Brothers, Inc. acted as a co-placement agent in the Company’s financing that was completed in February 2007.

(16)
Includes up to 36,058 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.03 per share of common stock and expiring on February 27, 2010 that will be registered in this offering. This stockholder is a registered representative with Kuhns Brothers, Inc., who acted as a co-placement agent in the Company’s financing that was completed in February 2007.

(17)
Includes up to 200,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.03 per share of common stock and expiring on February 27, 2010 that will be registered in this offering. Mr. Metz provides business development, sales, and marketing services at a rate of $16,667 per month plus reimbursable expenses and is subject to the receipt of additional cash incentive payments upon delivery of certain milestones. As of June 30, 2007, since July 1, 2005 we paid Mr. Metz approximately $476,997 including incentive payments of $168,000, and owed him approximately $8,430. This individual had substantive access to inside information during the course of fulfillment of his duties.

(18)	The natural control person with voting and investment powers for this stockholder is Michael Porter. Mr. Porter formerly served as our President and a consultant to the Company until April 2007.
(19)	Mr. Bircher is currently our Vice President of Business Development.
(20)
Includes up to 1,442,308 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 28,006 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 2,884,616 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Donald J. Liebentritt, Bert Cohen, Kellie Zell Harper, Leah Zell Wagner, JoAnn Zell Gillis, Matthew Zell, and Robert M. Levin.

(21)
Includes up to 1,128,726 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 21,918 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 2,257,452 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Daniel German.

(22)
Includes up to 73,198 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 1,422 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 146,395 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Daniel German.

(23)
Includes up to 168,270 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 3,268 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 336,539 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Peter Castellanos.

(24)
Includes up to 2,403,847 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 46,677 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 4,807,693 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Israel A. Englander. Grandview LLC is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(25)
Includes up to 1,201,923 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 23,339 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 2,403,847 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). Heartland Advisors, Inc., a registered investment advisor, has voting and investment powers for this stockholder. Heartland Group, Inc. is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(26)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Peter J. Abeles and Jonnet Abeles.

(27)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Timothy B. Johnson.

(28)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Jean F. Bell and Max S. Bell.

(29)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Ralph A. L. Bogan, Jr.

(30)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Kent R. Bourquin and Mary B. Bourquin.

(31)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Rockney Hudson.

(32)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Carol Clark Coolidge.

(33)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Dexter K. Coolidge.

(34)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(35)
Includes up to 36,058 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 701 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 72,116 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are Katherine B. Dickson and Mark A. Dickson.

(36)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is William G. Escamilla.

(37)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(38)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(39)
Includes up to 36,058 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 701 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 72,116 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Leonard M. Herman.

(40)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(41)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(42)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Timothy B. Johnson.

(43)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are T. Michael Johnson and Patricia Johnson.

(44)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Deborah W. Patterson.

(45)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(46)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Susan W. McMillan.

(47)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(48)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(49)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Seth L. Pierrepont.

(50)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(51)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Marvin J. Pollack.

(52)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(53)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control persons with voting and investment powers for this stockholder are M. Edward Sellers and Suzan D. Boyd.

(54)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(55)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(56)
Includes up to 12,020 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 234 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 24,039 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(57)
Includes up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural control person with voting and investment powers for this stockholder is Henry J. Underwood.

(58)
Includes up to 106,250 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural person with voting and investment powers for this stock holder is Philip J. Hempleman.

(59)
Includes up to 20,000 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural person with voting and investment powers for this stockholder is Philip J. Hempleman.

(60)
Includes up to 46,915 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural person with voting and investment powers for this stockholder is Jerome H. Debs, II.

(61)
Includes up to 91,619 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural person with voting and investment powers for this stockholder is Jerome H. Debs, II.

(62)
Includes up to 619,043 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural person with voting and investment powers for this stockholder is Jerome H. Debs, II.

(63)
Includes up to up to 63,132 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 480,770 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 9,336 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 961,539 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural person with voting and investment powers for this stockholder is Leonard Brecken.

(64)
Includes up to 63,132 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural person with voting and investment powers for this stockholder is Kenneth Pasternak.

(65)
Includes up to up to 208,334 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 2,371,154 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 46,042 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 4,742,308 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural person with voting and investment powers for this stockholder is John H. Bocock.

(66)
Includes up to up to 44,912 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 513,462 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 9,971 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 1,026,923 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural person with voting and investment powers for this stockholder is John H. Bocock.

(67)
Includes up to 757,576 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural control persons with voting and investment powers for this stockholder are Donald J. Liebentritt, Bert Cohen, Kellie Zell Harper, Leah Zell Wagner, JoAnn Zell Gillis, Matthew Zell, and Robert M. Levin.

(68)
Includes up to up to 50,506 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 79,087 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 1,536 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 158,174 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural persons with voting and investment powers for this stockholder are Jon D Gruber and J Patterson McBaine.

(69)
Includes up to up to 6,314 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 24,039 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 467 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 48,077 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581).

(70)
Includes up to up to 31,566 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 72,116 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 1,401 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 144,231 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural person with voting and investment powers for this stockholder is Jon D Gruber.

(71)
Includes up to up to 164,142 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 305,529 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, up to 5,933 shares of common stock issuable upon conversion of certain senior convertible debentures that will be registered in this offering, and up to 611,058 shares of common stock issuable upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). The natural persons with voting and investment powers for this stockholder are Jon D Gruber and J Patterson McBaine.

(72)
Includes up to 757,576 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. Millennium Management, L.L.C., a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P. Millennium Partners, L.P. is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(73)
Includes up to up to 50,505 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, up to 144,231 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.11 per share of common stock and expiring on February 27, 2010 that will be registered in this offering, and up to 228,462 shares of common stock issued upon conversion of certain senior convertible debentures that were previously registered on April 17, 2007 pursuant to a Registration Statement on Form S-3 (File No. 333-141581). Lindsay A. Rosenwald, M.D., is the managing member of Otago Partners, LLC. Dr. Rosenwald is also the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the Securities and Exchange Commission. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(74)
Includes up to 63,132 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s securities owned by the RHP Master Fund.

(75)
Includes up to 505,051 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural control persons with voting and investment powers for this stockholder are Michael A. Roth and Brian J. Stark. SF Capital Partners Ltd. is an affiliate of a broker-dealer. This stockholder acquired the securities in the ordinary course of business, and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

(76)
Includes up to 917,677 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, and up to 917,677 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.40 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural control person with voting and investment powers for this stockholder is Daniel Loeb.

(77)
Includes up to 114,521 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, and up to 114,521 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.40 and expiring in June 2010 that will be registered in this offering. The natural control person with voting and investment powers for this stockholder is Daniel Loeb.

(78)
Includes up to 110,127 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, and up to 110,127 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.40 share of common stock and expiring in June 2010 that will be registered in this offering. The natural control person with voting and investment powers for this stockholder is Daniel Loeb.

(79)
Includes up to 120,304 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering, and up to 120,304 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.40 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural control person with voting and investment powers for this stockholder is Daniel Loeb.

(80)
Includes up to 126,256 shares of common stock to be issued upon exercise of a warrant at an exercise price of $1.39 per share of common stock and expiring in June 2010 that will be registered in this offering. The natural control person with voting and investment powers for this stockholder is Michael Finkelstein.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock held by selling shareholders, including the shares of Common Stock issuable upon exercise of the warrants to permit the resale of these shares of Common Stock by the holders of the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling shareholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes or warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $21,600 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of Composite Technology Corporation, a Nevada corporation, incorporated by reference in the Company’s Annual Report (Form 10-K) for the year ended September 30, 2006, and our management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, incorporated by reference therein, have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accountants, as set forth in their reports thereon, incorporated by reference therein and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The report of Singer Lewak Greenbaum and Goldstein LLP dated December 21, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2006, expressed an opinion that  Composite Technology Corporation had not maintained effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The validity of the issuance of our common shares to be sold by the selling shareholders under this prospectus was passed upon for us by Richardson & Patel LLP. Nimish Patel, a partner of Richardson & Patel LLP, holds 191,466 common shares and Richardson & Patel LLP holds warrants to purchase 191,466 common shares at an exercise price of $2.00 per share as of April 20, 2007.

MATERIAL CHANGES

On July 2, 2007, the Company notified Michael Porter, Stephen Bircher and other former significant shareholders of EU Energy plc (“EU Energy”) that the Company was claiming damages in the aggregate amount of approximately $14.3 million in connection with breaches of EU Energy’s and such shareholders’ representations and warranties under the Share Exchange Agreement (“Share Exchange Agreement”) by and among the Company, EU Energy and the shareholders of EU Energy dated as of June 2, 2006 concerning the EU Energy financial statements provided to the Company prior to closing of the EU Energy acquisition, and to liabilities of EU Energy prior to the acquisition and to breaches of certain covenants under the Share Exchange Agreement. In accordance with the terms of Share Exchange Agreement, the Company has agreed to accept the return of approximately 9.6 million shares of Company common stock from such shareholders in satisfaction of such indemnity claim. These former EU Energy shareholders have not responded to the merits of the Company’s indemnification claim but have agreed to set aside the 9.6 million shares in escrow until the matter has been resolved. Such shareholders have contended that the Company has breached its obligation to register all of the shares of EU Energy common stock they hold.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

100 F Street, N.E.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC; our SEC filings are also available to that site: http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), including any filings after the date of this prospectus, until the offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2007.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2006.

•	Our Annual Report on Form 10-K for our fiscal year ended September 30, 2006.

•
Our Current Reports on Form 8-K, as filed January 12, 2007, January 25, 2007, February 2, 2007, February 13, 2007, February 14, 2007, February 28, 2007, March 6, 2007, April 3, 2007, April 10, 2007, May 2, 2007, May 9, 2007, May 15, 2007, June 14, 2007, June 21, 2007 and July 17, 2007.

•
The description of our common stock, contained in our Registration Statement on Form 10-SB12-G filed on June 9, 2000, under Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating any such information.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing to us at the following address or calling us at Composite Technology Corporation, 2026 McGaw Avenue, Irvine, California 92614, (949) 428-8500.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada Corporation Law. As permitted by Section 78.037 of the Nevada Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of CTC. To the fullest extent allowed by Section 78.751 of the Nevada Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or be reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of CTC to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

COMPOSITE TECHNOLOGY CORPORATION

PROSPECTUS

52,332,521 SHARES OF COMMON STOCK

July ___, 2007

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT TO MAKE YOUR INVESTMENT DECISION. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF PROSPECTUS OR ANY SALE OF THE SHARES.

PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

Type	Amount
SEC Filing Fee	$2,377.78

Blue Sky Fees and Expenses	1,000.00	*
Legal Fees	15,000.00	*
Accounting Fees and Expenses	5,000.00	*
Miscellaneous	5,000.00	*

Total	$28,377.78	*
* Estimate

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada Corporation Law. As permitted by Section 78.037 of the Nevada Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminates the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of CTC. To the fullest extent allowed by Section 78.751 of the Nevada Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of CTC to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
2.1(1)	Third Amended Chapter 11 Plan of Reorganization with non-material modifications of Composite Technology Corporation
4.1(2)	Registration Rights Agreement dated as of June 12, 2007 by and among the Registrant and the investors set forth therein
4.2(2)	Form of Warrant in connection with February 2007 financing
4.3(3)	Form of Warrant in connection with June 11, 2007 financing
4.4(4)	Form of Warrant in connection with June 18, 2007 financing
5.1	Opinion re legality from Richardson & Patel LLP, filed herewith.
10.1 (3)	Securities Purchase Agreement dated as of June 11, 2007 by and among the Registrant and the investors set forth therein
10.3 (3)	Registration Rights Agreement dated as of June 11, 2007 by and among the Registrant and the investors set forth therein
10.4 (4)	Securities Purchase Agreement dated as of June 18, 2007 by and among the Registrant and the other parties listed therein
10.6 (4)	Registration Rights Agreement dated as of June 18, 2007 by and among the Registrant and the other parties listed therein
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, filed herewith.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
23.3	Consent of Chancery (UK) LLP
24.1	Power of Attorney of certain director and officer of the Registrant (included on signature page hereto).

(1)	Incorporated by reference to the Form 8-K filed with the U. S. Securities and Exchange Commission on November 25, 2005.
(2)	Incorporated by reference to the Form 8-K filed with the U.S. Securities and Exchange Commission on February 13, 2007.
(3)	Incorporated by reference to the Form 8-K filed with the U.S. Securities and Exchange Commission on June 14, 2007.
(4)	Incorporated by reference to the Form 8-K filed with the U.S. Securities and Exchange Commission on June 21, 2007.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs 1(i), 1(ii) and 1(iii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That,

(a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 17, 2007.

COMPOSITE TECHNOLOGY CORPORATION

By:	/s/ BENTON H WILCOXON
Benton H Wilcoxon, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Benton H Wilcoxon as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date
/s/ Benton H Wilcoxon	Chief Executive Officer, Chairman of the Board and (Principal Executive Officer)	July 17, 2007
Benton H Wilcoxon

/s/ Domonic J. Carney	Chief Financial Officer (Principal Financial and Accounting Officer)	July 17, 2007
Domonic J. Carney

/s/ Michael D. McIntosh	Director	July 17, 2007
Michael D. McIntosh

/s/ Dean McCormick, III	Director	July 17, 2007
Dean McCormick, III